Exhibit 5.7

November 21, 2025

Smurfit Westrock Financing Designated Activity Company

The Guarantors listed in Annex I hereto

Beech Hill, Clonskeagh

Dublin 4, D04 N2R2

Ireland

To the addressees referred to above:

I am Vice President and Deputy General Counsel of WestRock Company, a Delaware corporation (“WestRock”), the parent company of WestRock RKT, LLC, a Georgia limited liability company (“RKT”), and I am delivering this opinion letter in connection with the issuance and sale by Smurfit Westrock Financing Designated Activity Company, a designated activity company incorporated under the laws of Ireland (the “Issuer”), of $800 million in aggregate principal amount of the Issuer’s 5.185% Senior Notes due 2036 (the “Notes”), guaranteed as to payment of principal, premium, if any, and interest by the guarantors identified in Annex I attached hereto, including RKT (the “Guarantors”) (the “Guarantees” and, together with the Notes, the “Securities”) pursuant to the terms of the Underwriting Agreement, dated November 17, 2025, among the Issuer, the Guarantors and Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Mizuho Securities USA LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters. The Securities are to be sold pursuant to the registration statement on Form S-3, as amended (File No. 333-291446) (the “Registration Statement”), filed by the Issuer and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on November 12, 2025, and the prospectus, dated November 12, 2025 (the “Prospectus”), as supplemented by the supplement to the Prospectus, dated November 17, 2025 (the “Prospectus Supplement”). The Securities are to be issued pursuant to an Indenture, dated as of November 21, 2025 (the “Base Indenture”), as supplemented by the Officers’ Certificate, dated November 21, 2025 (together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In that connection, I or my designee have examined originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and other documents as I have deemed necessary or appropriate for purposes of this opinion letter, including:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Prospectus Supplement;

(d)	the Indenture;

(e)	the Certificate of Conversion of RKT;

(f)	the Limited Liability Company Agreement of RKT; and

(g)	the written consent of the sole member of RKT, dated November 12, 2025.

In rendering this opinion, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as duplicates or copies. I have also assumed, with your consent, that the Indenture has been or will be authorized, executed and delivered by the parties thereto (excluding RKT) and that the final form of each form document submitted to me for review will be executed, delivered and performed in a manner substantially similar to the form I reviewed. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied, to the extent I deem appropriate, upon oral or written statements and representations of officers and other representatives of RKT and others.

Based on the foregoing and subject to the assumptions and qualifications set forth herein, I am of the opinion that:

1.	RKT is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Georgia.

2.	RKT has the power and authority as a Georgia limited liability company to conduct its business and perform its obligations under the Guarantees.

3.	The Guarantees have been validly authorized, executed and delivered for Georgia limited liability company law purposes by RKT.

I am admitted to practice only in the State of Georgia, and I express no opinion as to matters governed by any laws other than the laws of the State of Georgia. In particular, I do not purport to pass on any matter governed by the laws of the State of New York or the State of Delaware or United States Federal law.

This opinion letter has been prepared for use in connection with the filing by the Issuer and the Guarantors of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Registration Statement and speaks as of the date hereof. I assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.4 to the above-described Current Report on Form 8-K and to the reference to my name under the caption “Validity of the Notes and Guarantees” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Act.

Very truly yours,

/s/ Steven B. Nickerson
Steven B. Nickerson

ANNEX I

Guarantors

Name of Guarantor	State or other jurisdiction of incorporation or organization
Smurfit Westrock plc	Ireland
Smurfit Kappa Treasury Unlimited Company	Ireland
Smurfit International B.V.	Netherlands
Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group Limited	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WestRock RKT, LLC	Georgia
WRKCo Inc.	Delaware

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